Exhibit 99.1

Contact:	Susan E. Moss

Senior Vice President, Marketing and Communications

(502) 596-7296

KINDRED ANNOUNCES APPOINTMENT OF DR. LYNN SIMON

TO BOARD OF DIRECTORS

LOUISVILLE, Ky. (November 2, 2016) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced that its Board of Directors has appointed Dr. Lynn Simon to the Board, effective immediately.

Since 2014, Dr. Simon has served as President, Clinical Services and Chief Quality Officer for Community Health Systems, Inc. (NYSE:CYH), a leading operator of general acute care hospitals in communities across the country, and previously served as Senior Vice President, Chief Quality Officer from 2010 to 2014. Dr. Simon is responsible for all aspects of clinical operations, including patient safety and quality, clinical service lines, nursing and case management. She also oversees medical staff relations, physician practice management, telemedicine initiatives, medical informatics and corporate support areas, including pharmacy, medical imaging, laboratory and hospital-based physician services. Previously, Dr. Simon served as Senior Vice President and Chief Medical Officer of Jewish Hospital and St. Mary’s HealthCare in Louisville, Kentucky, from 2005 to 2010, and as Vice President of Medical Affairs at Jewish Hospital from 2004 to 2005. She began her career practicing neurology.

Dr. Simon was named to Modern Healthcare’s list of the 50 Most Influential Physician Executives and Leaders in 2015 and 2016 and was named to the magazine’s list of the Top 25 Women in Healthcare in 2015. She currently serves as the Quality Committee Chair for the Federation of American Hospitals. In addition, she serves on the Technical Advisory Committee of the Center for Medical Interoperability, a private organization led by health systems to change how medical technologies work together.

“Lynn’s background as a physician and executive will be invaluable for the Board and management team as we continue to partner with hospitals and health systems to create a platform for population health and well-being,” said Phyllis R. Yale, Chair of Kindred’s Board.

“We look forward to working with Dr. Simon,” said Benjamin A. Breier, President and Chief Executive Officer of the Company. “Her experience as a physician, chief medical officer and executive will enhance our ongoing efforts to create solutions in post-acute care through patient-centered care management. As a leader in promoting quality and patient safety, Dr. Simon will enhance our efforts to provide quality patient care.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-90 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At June 30, 2016, Kindred through its subsidiaries had approximately 101,800 employees providing healthcare services in 2,684 locations in 46 states, including 97 transitional care hospitals, 19 inpatient rehabilitation hospitals, 92 nursing centers, 19 sub-acute units, 617 Kindred at Home home health, hospice and non-medical home care sites of service, 105 inpatient rehabilitation units (hospital-based) and contract rehabilitation service businesses which served 1,735 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for seven years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues based upon Kindred consolidated revenues for the twelve months ended June 30, 2016.

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